Exhibit 10.1

STOCK  PURCHASE  AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of September 3, 2019, is made and entered into by and between Galaxy Next Generation, Inc. (the "Purchaser"); Interlock Concepts, Inc. (“Interlock”), a corporation organized and existing under the laws of the State of Utah and Ehlert Solutions Group, Inc. (“ESG”) (collectively referred to sometimes hereinafter the “Company” and individually sometimes referred to hereinafter as “Each Entity”); and Brad Ehlert, an individual resident of the State of Utah (the “Seller” or “Shareholder”).

W I T N E S S E T H :

WHEREAS, there are issued and outstanding 1,000 shares of Interlock's authorized shares of common stock, which constitute all of the issued and outstanding capital stock of Interlock; and

WHEREAS, the Seller owns 1,000 shares (the “Interlock Shares”) of Interlock’s outstanding common stock, constituting 100% of all outstanding Interlock capital stock outstanding; and

WHEREAS, there are issued and outstanding 1,000 shares of ESG's authorized shares of common stock, which constitute all of the issued and outstanding capital stock of ESG; and

WHEREAS, the Seller owns 1,000 shares (the “ESG Shares”) of ESG’s outstanding common stock, constituting 100% of all outstanding ESG’s capital stock outstanding; and

WHEREAS, the Seller wishes to sell all the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Shareholder upon the terms, subject to the conditions and for the consideration hereinafter set forth;

NOW, THEREFORE, it is agreed as follows:

1. SALE AND PURCHASE; CLOSING.  Subject to the terms and conditions contained in this Agreement, it is hereby agreed as follows:

1.1 Sale and Purchase.  On the Closing Date (as hereinafter defined), the Seller shall sell, convey, transfer, assign and deliver the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Shareholder, in exchange for the cash purchase price and other considerations as specified in Section 1.4 hereof.

1.2 Closing.  The closing (the "Closing") of the sale of the Shares hereunder shall take place at the office of Jones & Haley on or before August 23, 2019, unless the Closing is extended by agreement of all the parties.

1.3 Transfer of Shares.  On the Closing Date, against payment therefore as provided in Section 1.4, the  Seller shall deliver or cause to be delivered to the Purchaser certificates representing the Shares owned by the Seller, either duly endorsed to the Purchaser on the reverse thereof or accompanied by a stock power duly signed in blank.  Such Shares shall be delivered to the Purchaser free and clear of all liens, security interests, options, charges, beneficial interests, claims and encumbrances of every kind (and any agreement to create any of the foregoing).  The Seller agrees that he will cure any deficiencies with respect to the endorsement of the certificates representing the Shares or with respect to the stock powers accompanying such Shares.

1.4 Payment for Shares.  The purchase price for the Shares (the "Purchase Price") shall be three million dollars ($3,000,000), subject to adjustment, to be paid as follows:

(a) as part of the closing the Purchaser shall deliver a promissory note in the amount of $1,000,000, subject to adjustment based on the successful completion of due diligence hereunder, and two other promissory notes in the amount of $1,000,000 each;

(b) (i) The second promissory note shall be adjusted based upon the following gross revenues earned by the Company from the date of this Agreement through August 31, 2020 (the “2020 Period”):

Amount of Gross Revenues	Note Reduction
$10,800,000 - $11,399,000	$750,000
$11,400,000 - $12,000,000	$500,000
$12,000,001 or more	No reduction

and (ii) the third promissory note shall be adjusted based upon the following gross revenues earned by the Company from September 1, 2020 through August 31, 2021:

Amount of Gross Revenues	Note Reduction
105% - 107% of gross revenues of the 2020 Period	$750,000
107% - 110% of gross revenues of the 2020 Period	$500,000

More than 110% of the gross revenues of the 2020 Period	No reduction

Payments will be made in accordance with the terms of the notes within 30 days of the end of the applicable period and “gross revenues” shall mean the total amount of sales recognized by the Company during the applicable period less reasonable discounts and returns; and

(c)   on the date of the signing of this Agreement the Shareholder will receive 1,350,000 shares of common stock of the Purchaser given as part of the Purchase Price, which will be subject to certain anti-dilution rights set forth in an employment agreement between the Purchaser and the Shareholder (the “Employment Agreement”).

(d)    for the purpose of this Section 1.4 the term “Company” will refer to the assets currently identified with Interlock and ESG in the event either Interlock or ESG is absorbed into the Purchaser by merger.

1.5 Resignations.  On the Closing Date, the Seller shall deliver executed a copy of his resignation for any and all officer and director positions he holds on such date in the Company.

2. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLER.  As an inducement to the Purchaser, the Seller hereby represents and warrants to the Purchaser as follows:

2.1 Good Title.  The Seller has, and immediately prior to the Closing will have, good and valid title to the Shares to be sold by the Seller hereunder, free and clear of all liens, security interests, options, charges, beneficial interests, claims and encumbrances of every kind (and any agreements to create any of the foregoing); and upon payment for such Shares at the Closing pursuant hereto, good and valid title to such Shares, free and clear of all liens, security interests, options, charges, beneficial interests, claims and encumbrances of every kind (and any agreement to create any of the foregoing) will be delivered by the Seller to the Purchaser.

2.2 Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Seller which question or challenge the validity of this Agreement or any action to be taken hereunder or which would impair the ability of the Seller to perform any of each of the Seller’s obligations hereunder.  As used in this Agreement, the terms “to the knowledge” or “to the best knowledge” of the Seller or the Purchaser, or similar phrases, means (i) the actual current knowledge of such person and (ii) matters which should have come to the attention of such person upon due inquiry.

2.3 No Brokers.  All negotiations relating to this Agreement and the sale contemplated hereby have been carried on by Seller with the Purchaser without the intervention of any other person, and there exists no basis for any valid claim against the Seller or against the Purchaser or the Company for a brokerage commission in connection with the transaction.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER.  The Company and the Seller sometimes referred to collectively hereinafter as the “Seller Parties” represent, warrant and agree with Purchaser as follows:

3.1 Corporate Organization and Good Standing.  Each Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and had full corporate power and authority to conduct its business on such date and to own or lease the assets and properties owned or held under lease.  On the Closing Date, the business of  Each Entity was being conducted in compliance with all laws and regulations (federal, state, local and foreign) applicable to it where the failure to conduct said business in such manner would materially affect the business or financial position of the Company.

3.2  Placeholder.

3.3 Proceedings, Etc.  There are no actions, suits, investigations or proceedings (including, without limitation, disciplinary actions of regulatory authorities) pending or, to the knowledge of Shareholder threatened against Each Entity or any officer, director, shareholder or employee of Each Entity, as such, which singly or in the aggregate might have a material adverse effect on Each Entity.  As used in this Agreement, the term “Material Adverse Effect” means any change in, or effect on, Each Entity that is materially adverse to the assets, properties, financial condition or prospects of Each Entity, not including (i) ordinary wear and tear, (ii) transactions in the ordinary course of business, (iii) depreciation and (iv) changes in the economy.  The Company is not in default with respect to any notice, order, writ, injunction or decree or investigation, inquiry or demand of court or any federal, state, local or foreign governmental authority.

3.4 Financial Information and Liabilities.  At the Closing Each Entity shall have no existing debts or liabilities which are of a nature required to be reflected in financial statements, other than those listed in the Company’s financial statements.

3.5 No Violation.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach of any of the terms or provisions of or constitute a default under or give any party the right of termination or acceleration under (1) the Articles of Incorporation or By-laws of Each Entity; (2) any mortgage, note, bond or other evidence of indebtedness or indenture or any material contract, lease or other agreement to which Each Entity is a party; (3) any existing registration, certificate of authority, authorization, permit, license or approval necessary for Each Entity to conduct its business; or (4) any existing law, rule, regulation, judgment, order or decree applicable to Each Entity.

3.6 Power and Authority.  Each of the Seller Parties has the corporate or individual power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby.  Each of the Seller Parties has taken all corporate or other action necessary to authorize the execution and delivery of this Agreement, and, upon the receipt of the consent of the requisite holders of the capital stock thereof, each of the Seller Parties will have taken all corporate action necessary to authorize the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  Each individual executing this Agreement has the requisite competence and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

3.7 Enforceability.  This Agreement has been duly executed and delivered by or on behalf of each of the Seller Parties, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.8 Capitalization.

(a) Schedule 3.8 sets forth, as of the date hereof, with respect to Interlock and ESG, (i) the number of authorized shares of their capital stock, and (ii) the number of issued and outstanding shares of their capital stock.  All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with all applicable state and federal securities laws, and (C) were not issued in violation of any preemptive rights or rights of first refusal or similar rights.  No preemptive rights or rights of first refusal or similar rights exist with respect to any shares of capital stock and no such rights arise by virtue of or in connection with the transactions contemplated hereby.

(b) Other than as set forth on Schedule 3.8: (i) there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); (ii) there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company; (iii) there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital Stock; and (iv) the Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

3.9 Shareholders of the Company; Officers and Board.  All of the issued and outstanding shares of common stock of Interlock and ESC are owned by the Shareholder, as set forth on Schedule 3.9, free and clear of all Liens, restrictions and claims of any kind, other than restrictions imposed by state or federal securities laws.  Schedule 3.9 sets forth, with respect to Interlock and ESG (a) the name, address, state of residence and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each shareholder of record as of the close of business on the date of this Agreement; (b) the name, address and federal taxpayer identification number of, and number of shares of each class of their capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different); and (c) the name and title of each current officer of Each Entity and of each member of the Board of Directors of ESG and Interlock.

3.10 No Violation.  Except for any approvals or consents required with respect to those Material Contracts (as defined in Section 3.25) expressly identified on Schedule 3.25 as requiring the consents of third parties or as set forth on Schedule 3.10 with respect to matters not affecting any Material Contract, the execution and delivery of this Agreement by the Seller Parties, the performance by such parties of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation, Bylaws, or other organizational or governing document of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against any such party, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract which is applicable to, binding upon or enforceable against any such party, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of any such party, (e) give to any individual or entity a right or claim against the Company or any such other party, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any filings required under the Securities Act or the blue sky laws of any state.

3.11 Records of the Company.  The copies of the Articles of Incorporation, Bylaws and other documents and agreements of Each Entity that were provided to Purchaser are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  The minute books and other records of corporate actions for Each Entity made available to Purchaser for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of Each Entity taken by written consent or at a meeting or otherwise since incorporation or formation.  All corporate actions by the Company have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of Each Entity are accurate and complete in all material respects.  The stock ledger of Each Entity, as previously made available to Purchaser, contains accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of Each Entity.

3.12 Subsidiaries.  The Company, directly or indirectly, does not own any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other entity.

3.13 Financial Statements.  The Company has delivered to Purchaser its unaudited financial statements for the years ended June 30, 2018 and June 30, 2019, copies of which are attached as Schedule 3.13(i) (collectively, the “Financial Statements”).  The balance sheet of Each Entity dated as of June 30, 2019, included in the Financial Statements is referred to herein as the “Current Balance Sheet.”  The Financial Statements fairly present in all material respects the financial position of Each Entity at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP (except for those exceptions to GAAP listed on Schedule 3.13(ii) attached hereto; such exceptions, the “GAAP Exceptions”) consistently applied throughout the periods indicated.  The books and records of the Company fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities.  There are no special or non-recurring items of income or expense during the periods covered by the Financial Statements that are not set forth in the Financial Statements in accordance with GAAP, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.

3.14 Changes Since the Current Balance Sheet Date.  Since the date of the Current Balance Sheet included in the Financial Statements, except as expressly contemplated by the terms of this Agreement and as otherwise set forth in Schedule 3.14, Each Entity has not:

(a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest;

(b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise, on or with respect to its capital stock or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities, except for dividends and distributions prior to the date of this Agreement;

(c) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice;

(d) (i) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or made any investment either by purchase of stock or securities, contributions of capital or property transfer or, except in the ordinary course of business consistent with past practice, purchased any property or assets of any other Person, (ii) made or obligated itself to make capital expenditures out of the ordinary course consistent with past practice, (iii) incurred any indebtedness for borrowed money, or, other than in the ordinary course of business consistent with past practice, incurred any other obligations or liabilities other than with respect to the transactions contemplated by this Agreement, (iv) issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances (other than ordinary course advances to employees for travel and entertainment expenses, consistent with past practice), (v) modified, terminated or entered into any Contract other than in the ordinary course of business consistent with past practice, or (vi) imposed any security interest or other Lien on any of its Assets other than in the ordinary course of business consistent with past practice;

(e) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, in excess of $5,000 in the aggregate;

(f) suffered any extraordinary losses in excess of $5,000 in the aggregate (whether or not covered by insurance);

(g) waived, canceled, compromised or released any rights other than in the ordinary course of business consistent with past practice;

(h) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice;

(i) (i) paid any salary, bonus, severance or other compensation to any Seller Party or any Affiliate thereof (other than the payment of regular salaries in accordance with past practices through the date hereof), (ii) except as bound to do, increased the compensation payable or to become payable to any of its officers, directors, or employees, (iii) granted any severance or termination pay to, or entered into any bonus, employment or severance agreement with, any of its directors, officers, or employees (other than bonuses to employees in the ordinary course of business consistent with past practice), or (iv) established, adopted, entered into or amended or taken any action to accelerate any rights or benefits with respect to any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(j) other than as required by GAAP, taken any action with respect to accounting policies or procedures or made any adjustment to its books and records;

(k) paid, discharged or satisfied any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of due and payable liabilities reflected or reserved against in its financial statements, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement;

(l) delayed paying any account payable beyond the date on which it was due and payable except to the extent it was being contested in good faith;

(m) entered into any transaction with the Shareholder or an Affiliate thereof, other than for employment related items;

(n) made or pledged any charitable contributions in excess of $5,000;

(o) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Company; or

(p) agreed to do or authorized any of the foregoing.

3.15 Liabilities; Bank Accounts.

(a) Except as set forth in Schedule 3.15, Each Entity has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except:

(i) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged;

(ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to (A) any breach of contract or breach of warranty, other than routine warranty claims in the ordinary course of business consistent with past practice or (B) any tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding); and

(iii) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP (subject to the GAAP Exceptions) consistently applied, were not required to be recorded thereon and which, in the aggregate, are not material (the liabilities and obligations referenced in clauses (i), (ii) and (iii) of this subsection are referred to as the “Designated Liabilities”).

(b) Schedule 3.15(b) lists the account numbers and names of each bank, broker or other depository institution at which the Company maintains a depository account, and the names of all persons authorized to withdraw funds from each such account.

3.16 Real Estate.  The Company does not presently own, nor has it owned any real property or interest therein (including, without limitation, any option or other right or obligation to purchase any real property or any interest therein) within the past five (5) years.

3.17 Business; Good Title to and Condition of Assets.

(a) Schedule 3.17(a)(i) sets forth all of Each Entity’s owned Assets and Fixed Assets.  Each Entity has good and marketable title to, or a valid right to use, all of its Assets free and clear of any Liens, other than such Liens as are described on Schedule 3.17(a)(ii).  For purposes of this Agreement, the term “Assets” means all of the personal properties and assets of any nature owned or used by the Company.

(b) Except as set forth on Schedule 3.17(b), the Fixed Assets currently in use or necessary for the business and operations of Each Entity are in good operating condition, normal wear and tear excepted.  For purposes of this Agreement, the term “Fixed Assets” means all machinery, equipment, tools, supplies, leasehold improvements, furniture, and fixtures, owned, used by or located on any Leased Premises or set forth on the Current Balance Sheet or acquired by Each Entity since the date of the Current Balance Sheet.

3.18 Compliance with Laws.  The Company is and has been in material compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets, the Leased Premises and any other properties and assets owned or used by it now or in the past.  Except as set forth on Schedule 3.18, since its date of incorporation, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the knowledge of the Seller Parties, threatened.  Except as set forth on Schedule 3.18, the Company is not subject to any Contract, decree, or injunction that restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.  Neither the Company, nor any of its employees or agents, has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

3.19 Tax Matters.  Except as set forth on Schedule 3.19(i), all federal Tax Returns and all other material Tax Returns required to be filed prior to the date hereof with respect to the Company or any of its respective income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects.  All Taxes due and payable by or with respect to the Company have been or will be paid prior to the Closing.  With respect to each taxable period of the Company, (i) either such taxable period has been audited by the relevant taxing authority or, except as set forth on Schedule 3.19(ii), the time for assessing or collecting Taxes with respect to each such taxable period has closed and each such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (iii) the Company has no pending consent to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the knowledge of the Seller Parties, threatened against or with respect to the Company regarding Taxes; (vi) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (vii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any closing agreement, as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing; (viii) the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (ix) the Company is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) the Company has not made any payments, and is not or will not become obligated (under any contract entered into on or before the Closing) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xi) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past three years have been furnished or made available to Purchaser; and (xii) no facts exist that would give rise to an obligation of the Company to pay any Taxes for the period ending at the Closing or for any period for which a Tax Return has not been filed, other than those Taxes reflected or accrued on the books and records of the Company in accordance with GAAP as of the Closing and made available to Purchaser immediately prior to the Closing.  The  Company has timely and properly filed an S corporation election under the Code for its first taxable year, and such S election has not been revoked or terminated as of the date hereof.

3.20 Insurance.  The Company maintains insurance issued to it by reputable insurers covering its properties, assets and business against risks of the nature normally insured against by similar entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities (the “Insurance Policies”).  Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid through the date of this Agreement and, if due, will be paid through the Closing.  The Company has complied in all material respects with the provisions of such Insurance Policies applicable to it, and has provided or made available to Purchaser copies of all Insurance Policies and all amendments and riders thereto.  There are no pending claims under any of the Insurance Policies, including any claim for loss or damage to the properties, assets or business of the Company.  The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

3.21 Receivables.  All of the Receivables reflected in the financial statements are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company.  To the Seller Parties’ knowledge, all of the Receivables are good and collectible receivables, and will be collected in accordance with past practice and the terms of such receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet, as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business, consistent with GAAP.  For purposes of this Agreement, the term “Receivables” means all accounts receivable (determined in accordance with GAAP) of Each Entity, including without limitation all contracts in transit, manufacturer’s warranty receivables and all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

3.22 Licenses and Permits.  The Company possesses all licenses, approvals, permits or authorizations from Governmental Authorities (collectively, the “Permits”) required to be obtained for its business and operations, including with respect to the operations of each of the Leased Premises.  Schedule 3.22 sets forth a true, complete and accurate list of all such Permits or applications for such Permits.  All such Permits are valid and in full force and effect, the Company is in material compliance with the respective requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them.  None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.23 Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliate Transactions.  The Assets, Fixed Assets, and Leased Premises constitute, in the aggregate, all of the material assets and properties necessary for the conduct of the business of Each Entity  in the manner in which and to the extent to which such business is currently being conducted.  To the knowledge of the Seller Parties, no current supplier to Each Entity has threatened to terminate its business relationship with the Each Entity for any reason.  Each Entity does not have any direct or indirect ownership interest in any customer, supplier or competitor of Each Entity or in any Person from whom or to whom Each Entity leases real or personal property.  Except as set forth on Schedule 3.23, no officer, director or shareholder of Each Entity, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with Each Entity or has any interest in any property used by Each Entity (collectively, “Affiliate Transactions”).

3.24 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Business Offerings” shall mean all services or products developed, marketed, sold, offered or supported by or on behalf of Each Entity or any Affiliate of Each Entity relating to Each Entity’s business at any time and any service or product relating to Each Entity’s business currently under development by Each Entity or any Affiliate of Each Entity.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods and processes (including manufacturing methods, training methods and similar methods and processes), proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; (v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

(b) Schedule 3.24 accurately identifies and describes:

(i) (A) all issued patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing (collectively, “Registered IP”) relating to any Intellectual Property Rights and Intellectual Property used or useful in, embodied in or relating to the business of Each Entity or in which Each Entity has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (collectively, “Each Entity IP”); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(ii) (A) all Intellectual Property Rights or Intellectual Property licensed to Each Entity or any Affiliate of Each Entity relating to the Business Offerings (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used directly in the development, manufacturing, distribution, installation or support of, any of the Business Offerings; and (3) is generally available on standard terms, for the same scope of use in which Each Entity utilizes such software, for less than $5,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Each Entity; and (C) whether the license or licenses so granted to Each Entity are exclusive or nonexclusive; and

(iii) (A) each Contract pursuant to which any Person has been granted any exclusive license under, or otherwise has received or acquired any exclusive right (whether or not currently exercisable) or interest in, any Each Entity IP; and (B) each other Contract pursuant to which any Person has been granted any other license under, or otherwise has received or acquired any other right (whether or not currently exercisable) or interest in, any Each Entity IP.

(c) Each Entity has provided or made available to Purchaser a complete and accurate copy of each of the following types of Contracts entered into by Each Entity or any Affiliate of Each Entity relating to the business of Each Entity: (i) employee agreements containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (ii) consulting or independent contractor agreements containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision.  In addition, Each Entity has provided or made available to Purchaser a complete and accurate copy of each of the following standard forms that are used in connection with the business of Each Entity: (A) customer terms and conditions; (B) development agreements; (C) distributor or reseller agreements; (D) maintenance or support agreements; and (E) confidentiality or nondisclosure agreements.

(d) Each Entity exclusively owns all right, title and interest to and Each Entity IP, which is used or useful in the operation of Each Entity free and clear of any Liens (other than licenses granted pursuant to the Contracts listed in Part (b)(iii) of Schedule 3.24).  Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of Each Entity in the Each Entity IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority;

(ii) each Person who is or was an employee or independent contractor of Each Entity and who is or was involved in the creation or development of any Each Entity IP has signed a valid and enforceable agreement containing an assignment, irrevocable on its face, of any Intellectual Property Rights to Each Entity and containing confidentiality provisions protecting Each Entity IP;

(iii) no employee of Each Entity has any claim, right (whether or not currently exercisable) or interest to or in any Each Entity IP;

(iv) no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Each Entity IP;

(v) to the knowledge of the Seller Parties, no employee or independent contractor of Each Entity (or any of its predecessors) is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Each Entity; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment, duties, or activities with or for Each Entity (or any of its predecessors); and

(vi) Each Entity and each Affiliate of Each Entity has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by Each Entity or any Affiliate of Each Entity, or purported to be held by Each Entity or any Affiliate of Each Entity, as a trade secret relating to the business of Each Entity.

(e) All Each Entity IP, except for pending applications, is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i) each U.S. patent application and U.S. patent in which Each Entity has or purports to have an ownership interest relating to any Business Offering was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii) each foreign patent application and foreign patent in which Each Entity has or purports to have an ownership interest relating to any Business Offering was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iii) to the knowledge of the Seller Parties, no trademark or trade name relating to any Business Offering owned or used by, or subject to a current application of Each Entity infringes the trademark or trade name of any other Person, and no event or circumstance has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any registered trademark relating to the Business owned or used by or subject to a current application of Each Entity;

(iv) to the knowledge of the Seller Parties, each item of Each Entity IP that is Registered IP is and at all times has been in compliance with all laws, statutes, ordinances, rules, regulations, decrees, writs, injunctions, judgments, rulings, or orders of any Governmental Authority, and all filings, payments and other actions required to be made or taken to maintain such item of Each Entity IP in full force and effect have been made by the applicable deadline;

(v) Part (e) of Schedule 3.24 accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP in full force and effect; and

(vi) no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the knowledge of the Seller Parties, threatened, in which the scope, validity or enforceability of any Each Entity IP is being, has been or could reasonably be expected to be contested or challenged.

(f) Each Entity IP constitutes all of the Intellectual Property Rights necessary to:  (i) develop, manufacture, market, distribute, sell, support and use the Business Offerings; and (ii) enable Purchaser to conduct the business of Each Entity in the manner in which such business has been conducted or is currently being conducted by Each Entity.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, Each Entity IP; (ii) a breach of any Contract listed or required to be listed in Part (b)(ii) of Schedule 3.24; (iii) the release, disclosure or delivery of Each Entity IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Each Entity IP.

(h) To the knowledge of the Seller Parties, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Each Entity IP. Part (h) of Schedule 3.24 accurately identifies (and Each Entity has provided or made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Each Entity or any representative of Each Entity regarding any actual, alleged or suspected infringement or misappropriation of any Each Entity IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(i) None of Each Entity IP infringes or conflicts with, nor has any Each Entity IP ever infringed or conflicted with any Intellectual Property Right of any other Person.

3.25 Contracts.  Schedule 3.25 sets forth a list of each Material Contract (as defined below), true, correct and complete copies of which (including all amendments thereto made through the date of this Agreement) have been provided or made available to Purchaser.  Schedule 3.25 identifies the Material Contracts that require the Consents of third parties to the transactions contemplated hereby.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) Each Entity has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, (ii) all of the covenants to be performed by any other party thereto have, to the knowledge of the Seller Parties, been fully performed, and (iii) no claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract.  Each of the Material Contracts constitutes the legal, valid and binding obligation of Each Entity, enforceable against Each Entity in accordance with its express terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no event has occurred that constitutes, or after notice or the passage of time, or both, would constitute, a default by Each Entity under any Material Contract, and (ii) no such event has occurred that constitutes or would constitute a default by any other party.

As used in this Section 3.25, “Material Contract” shall mean any agreement, whether written or oral, to which Each Entity is a party, including without limitation: loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations for borrowed money to any other Person, or letters of intent or commitment letters with respect to same (other than those which individually provide for annual payments of less than $2,000).

3.26 Customers and Suppliers.  No customer or supplier of Each Entity has notified any of the Seller Parties of its intention to terminate its relationship with Each Entity, and the Seller Parties have no knowledge of any such intent to terminate or any basis therefor.  The amount of (a) the annualized value of contracts of Each Entity (the “Customer Contracts”) which generated monthly recurring revenues for Each Entity, recognized in accordance with GAAP.  The term ‘Customer Contracts” shall exclude all Customer Contracts terminated or expired other than any terminated as a result of a merger into or acquisition by another customer of Each Entity with an existing Customer Contract.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  As an inducement to the Seller, the Purchaser hereby represents and warrants as follows:

4.1 Authority.  The Purchaser has full right, power and authority to enter into this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

4.2 No Brokers. All negotiations relating to this Agreement and the sale contemplated hereby have been carried on by the Purchaser with the Seller without the intervention of any other person, and there exists no basis for any valid claim against Purchaser or against Seller or the Company for a brokerage commission in connection with the transaction.

4.3 Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against them which question or challenge the validity of this Agreement or the purchase by the Purchaser of the Shares hereunder or which would impair the ability of the Purchaser to perform their obligations under the terms of this agreement.

4.4 Investment Intent.  The Purchaser is purchasing the Shares with the intent of holding such Shares for investment and not with the intent of participating, directly or indirectly,in a distribution of such shares.  Because of the Purchaser's business and financial experience and sophistication, The Purchaser is capable of evaluating the merits and risks of an investment in the Shares.  The Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933 or any state securities laws in reliance upon one or more exemptions from registration requirements made available under such laws.

4.5 Representations.  All representations and warranties of the Purchaser contained herein shall be true, correct and complete as of the date of the Closing.

4.6 Corporate Status.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted.

4.7 Corporate Power and Authority.  The Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Purchaser has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

4.8 Enforceability.  This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.9 No Violation.  The execution and delivery of this Agreement by Purchaser, the performance by it of its obligations hereunder and the consummation of the transactions contemplated by this Agreement will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Purchaser, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Purchaser, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material Contract which is applicable to, binding upon or enforceable against Purchaser, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Purchaser, (e) give to any individual or entity a right or claim against Purchaser, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except (i) filings required under the Securities Act, (ii) filings required under the securities or blue sky laws of any state, (iii) any filings or consents required to be made or obtained by the Company or the Shareholders, or (iv) any governmental permits or licenses required to operate the businesses of the Company.

5. CONDITIONS PRECEDENT TO PURCHASER OBLIGATIONS.  All obligations of the Purchaser under this agreement are subject to the fulfillment on the Closing Date of each of the following conditions:

5.1 Representations and Warranties of Seller True at Closing.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of that date.  Seller shall have performed and complied with all agreements and conditions required by this agreement and the transactions contemplated hereby to be performed or complied with before or at the Closing Date.

5.2 Tender of Shares.  Seller shall have tendered his Shares and the certificates evidencing such Shares for delivery to the Purchaser, as provided in Section 1 of this Agreement.

5.3 Resignations.  The Seller shall make available to Purchaser as of the Closing, his written resignation from such corporate positions and shall take or cause to be taken such action as Purchaser may request with respect to changes in directors and officers of Each Entity.

6. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER AT THE CLOSING.  The obligation of the Seller under this Agreement to sell the Shares at the Closing are subject to the fulfillment, on the Closing Date, of each of the following conditions:

6.1 Representations and Warranties of the Purchaser True at Closing; Performance by Purchaser.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of that date.  The Purchaser shall have performed and complied with all agreements and conditions required by this Agreement and the transactions contemplated hereby to be performed or complied with by them (including, but not limited to, making the payment of the Purchase Price as provided in Section 1.4 hereof) before or at the Closing Date.

6.2 Litigation Affecting Closing.  On the Closing Date, no suit, action or other proceeding shall be pending or threatened against Purchaser before any court or governmental agency in which Purchaser sought to restrain or prohibit the consummation or implementation of this Agreement or the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

6.3 Employment Agreement.  The Purchaser and the Shareholder shall have executed the Employment Agreement between the Company and the Seller as shall be agreed upon by the Purchaser.

7. COVENANTS.

7.1 Covenants and Agreements of the Company.  The Company covenants and agrees with Purchaser as follows:

Issuance or Purchase of Securities.  Between the date of this Agreement and the Closing Date, the Company shall not (i) issue any additional capital stock or other security; (ii) declare, set aside or pay any dividend or make any other distribution in respect of its capital stock; (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock; or (iv) issue any options, warrants or other rights to acquire any of its securities.

7.2 Mutual Covenants.

a.  At the Closing, the Seller shall deliver to the Purchaser the corporate minute book and corporate seal, if any, for use of the same by the Purchaser.

b.  In the event the Seller fails to materially comply with or perform any of the conditions to be complied with or any of the covenants, agreements or obligations to be performed by the Seller under the terms and conditions of this Agreement, then the Purchaser shall be entitled to any and all equitable remedies, the immediate return of all consideration, and to terminate this Agreement, whereupon all rights, liabilities and obligations created under the terms and provision of this Agreement shall be deemed null and void and of no further force or effect.

c. In the event the Purchaser fail to materially comply with or perform any of the covenants, agreements or other obligations to be performed by the Purchaser under the terms and provisions of this Agreement, the Seller shall be entitled to terminate this Agreement, whereupon all rights, liabilities and obligations created under the terms and provision of this Agreement shall be deemed null and void and of no further force or effect, and provided the Shareholder has performed all of its obligations under this Agreement.

8. INDEMNIFICATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

8.1 Survival of Representations and Warranties.  All representations, warranties, covenants and agreements in this Agreement and in any certificate, instrument or other document delivered by the Seller and the Purchaser to each other in connection therewith shall survive the Closing and shall not merge in the performance of any obligation by any party hereto.  The representations and warranties included or provided for in this Agreement shall survive for a period of one (1) year from the Closing Date.

8.2 Indemnification by Seller.   The Seller hereby agrees to indemnify, defend and hold Purchaser and its affiliates (including the Company) harmless against and in respect of any demand, action, damage, deficiency, liability, loss, cost or expense (including, without limitation, reasonable counsel fees incurred in litigation or otherwise) against Purchaser or any affiliates of the Purchaser (including the Company) arising out of any material misrepresentation in this Agreement or any writing delivered by any Seller pursuant hereto or any breach of warranty or nonfulfillment by any Seller of any agreement, covenant, or understanding contained herein. The Seller shall not be entitled to recover any amounts under this Section 8.2 until the total amount of damages exceeds $50,000, after which point the Seller shall only be obligated to indemnify the Purchaser for all amounts due hereunder, not to exceed the purchase price.  In addition, the total aggregate amount that the Seller shall be required to indemnify the Purchaser shall not exceed $200,000.

8.3 Indemnification by Purchaser.  The Purchaser agree to indemnify, defend and hold the Seller and his representatives, heirs and assigns harmless against and in respect of any demand, action, damage, deficiency, liability, loss, cost or expense (including, without limitation, reasonable counsel fees incurred in litigation or otherwise) against the Seller arising out of any material misrepresentations by the Purchaser in this Agreement or any writing delivered by Purchaser pursuant to this Agreement or any breach of warranty or nonfulfillment by Purchaser of any agreement, covenant or understanding contained herein or the post-Closing operations of the Company, except to the extent that such losses arise from events or conditions that entitle the Purchaser to the indemnification pursuant to Section 8.2 hereof.

9. GENERAL.

9.1 Waivers.  Neither this Agreement nor any term hereof may be changed, waived, amended or terminated orally but only by written act of the Purchaser and the Seller (or, in respect of a waiver, the waiving party or parties).

9.2 Assignment.  This Agreement shall bind and inure to the benefit of the parties hereto and their successors and legal representatives but shall not be assignable by any party without the written consent of the other party.

9.3 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, constitute one and the same instrument.

9.4 Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

9.5 Enforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.6 Pronouns.  All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender, as the context requires.

9.7 Additional Documents.  The parties hereto will use reasonable efforts to sign, execute and deliver or cause others so to do all such powers of attorney, deeds, assignments, documents and instruments and do or cause to be done all such other acts and things as may be necessary or proper to carry out the transactions contemplated by this Agreement.

9.8 Representations and Warranties.

9.9 Entire Agreement.  Anything to the contrary herein notwithstanding, this Agreement constitutes the entire understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreement and understanding among the parties with respect to such subject matter.

10. APPLICABLE LAW.  This Agreement in all respects, including as to its validity, interpretation, enforcement and effect, shall be governed by the internal Laws of the State of Georgia without regard to applicable choice of law provisions thereof.  Each party hereto hereby agrees that all claims with respect to this agreement and/or transactions contemplated hereby shall be heard and determined exclusively in the courts of the State of Georgia and the federal courts of the United States of America located in Fulton County, Georgia.  Each party hereto hereby irrevocably submits to the jurisdiction of such courts solely in respect to any proceeding brought in respect to any claim, and hereby waives, and agrees not to assert as a defense in any such proceeding that such party is not subject to jurisdiction or that such proceeding may not be brought or cannot be maintained in any such court or that venue thereof may not be appropriate.  Each party hereto hereby consents to, and grants any such court, jurisdiction over the person of such party in any such proceeding within the subject matter jurisdiction of such court.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PURCHASER:

GALAXY NEXT GENERATION, INC.

/s/

____________________________________

Magen McGahee, Authorized Officer

INTERLOCK:

INTERLOCK CONCEPTS, INC.

By:/s/______________________________

       Brad Ehlert, President

ESG:

ELHERT SOLUTIONS GROUP, INC.

By:/s/________________________________

        Brad Ehlert, President

SELLER:

/s/_________________________________

       Brad Ehlert, Individually